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BUCYRUS 1100 Milwaukee Avenue · P.O. Box 500 South Milwaukee, Wisconsin 53172-0500, USA (+1) 414.768.4000

HOUSTON, PENNSYLVANIA EMPLOYEE MEETING

November 18, 2010

SPEAKERS:

Tim Sullivan, Bucyrus President and CEO

Steve Wunning, Group President of Caterpillar, Inc. for the Resource Industries Group

Chris Curfman, Vice President of the Mining & Quarry Products Division of Caterpillar, Inc.

MR. SULLIVAN: Good morning. Well, never a dull moment, right? We had just — We were in Denison yesterday. I was just there about three weeks ago, and we had just renovated a facility, and I said, “I’m back again with more changes.” And they said, “Well, please don’t come back in December.” We’re going to be fairly brief, because I want to make sure we allow enough time for questions and answers that you may have. But let me begin by saying that this is all good. There is really no bad in what’s happening here. Doug Oberhelman, the Chairman and CEO of Caterpillar, who took over in July, came and saw me a couple months ago. Our company was not for sale. Let me be perfectly straight about that, our company was not for sale. But he said, “Look, you know, the world’s getting pretty rough out there. It’s getting smaller. I think as we look at our challenges in China and some of these other international markets,” he said, “I think that the combination of our two companies could be an incredibly strong market force.” And then we sat and we talked about that for a while. And it was really an argument that could not be refuted. I think the fact that we have a 130-year-old enterprise that’s come together over the years and the fact that Caterpillar has been around for 85 years, and, obviously, a brand and a name that’s known by everybody. The two American companies coming together to form the biggest, but, more importantly, the best machinery company in the world, we felt it was just too compelling to pass. We had a lot of discussions on it. But, quite frankly, because the story was too good, it moved very quickly. We signed a contract last Sunday. And, obviously, you’ve seen some of this play out in the news this week. You know you’ve done something good when you get nothing but thumbs up from some pretty discerning people like analysts and investors. CAT’s stock went up on Monday, which is unheard of. After you go out and spend almost nine billion dollars of your company’s cash for a company, typically the investors sell their stock. Our stock, we anticipate it to go up. But both stocks went up on Monday, which is a very, very strong vote of confidence by people that understand the combination and the strength of these companies going forward. What’s this mean for you here at this facility? And this is — this is, again, nothing but good news. I’m walking around with — And I’m going to introduce you to Steve and Chris here in a minute. But walking around the shop floor here looking at, obviously, the AFC work that we do here in this bay, but also the continuous miners. The guys that work here and manage here know that I’m not happy with the volume of continuous miners that we’re selling as a company. And part of that’s because it’s not a product line that we’ve had a long history of. But the guys up the road make over a hundred of these a year. And I said, “You know want, I want a piece of that.” Now we’re doing much better. I think we’re doing 21 this year. We’re going to do over 30 next year. But that’s still not enough. I said, “I want a hundred continuous miners going through this facility.” Now, to ramp that up, you need — you need a couple things. You need a design of a good machine. And we think we’ve got that. But, more importantly, you need people in the marketplace that can actually sell and service that equipment in a very broad sense. And the two biggest markets for continuous miners are here in central Appalachia and in South Africa. The CAT distribution in those two areas is second to none. It’s phenomenal. And, quite frankly, I think the guys up north of here are probably pretty worried right now. Because the strength of these two companies coming together with the distribution that we have in those key room and pillar areas will create that market force that we’ve been building slowly. But now it takes it, you know, from first gear to fourth gear literally overnight. The other thing that the combination of the companies do as well, and there’s a couple things to it, is what CAT brings to the table, besides that phenomenal distribution system, and particularly for our room and pillar-type equipment here that we manufacture in the east, and belt systems, and highwall miners, is the fact that the purchasing power of a bigger company provides a lot more cost advantages for us as we build this equipment. A lot of the components, as you walk down that continuous miner line, are components that are very similar to a

Caterpillar-type piece of equipment. So as — as we go down the road and as we see what’s going to happen with the numbers of units, with the components that go into these machines, there’s a lot of crossover of components. And CAT has got literally thousands of components that can bring to bare at lower cost. Secondarily, I think if you look at how we manufacture. We walked around the shop floor here. We have our Bucyrus productions system. CAT has their CAT production system. Bringing two groups together and talk about the most efficient and best way to manufacture will allow us to be more efficient and allow us to get more product out the door at, again, at lower cost. At the end of the day, it’s about what that piece of machinery costs and what a customer is willing to pay for it. And it’s all tied together from start to finish. So you get your cost in line, and you’ve got tremendous service and you’ve got good engineering expertise, that allows you to make money and allows you to keep investing in your company and allows you to grow. And this is all about growth. You know, the first question that Doug and myself had Monday morning was, “Well, how many people are you going to cut?” And the answer was, “Cut? We’re hiring. We’re hiring people.” And this is a — this is a growth story, not a combination of two companies to reduce costs by reducing heads. The good news is we’re in a growing mining market. And we think that with the combination of these companies, we are going to grow. Like I said, I look forward to the day that on December 31st the 100th continuous miner goes out the door here, and whatever number of AFCs that we’ve got going here as well, go through this bay. You know, the problem I hope that we’re talking about at this facility a couple years from now is the fact that, “Man, we need more floor space for continuous miners, what are we going to do?” So that’s — that’s what it means to you, I think specifically here in Houston, what it means to the longevity of our company. You know, some people in Milwaukee asked me on Monday — or Tuesday, they said, you know, “Why did we do this? We didn’t really have to do this.” I said, “No, we didn’t have to do it.” I said, “But for the longevity, the stability, the viability of our company going forward, that this is a good move. It’s a smart move for all the people and all the stakeholders.” When our board of directors, on Sunday, looked at the deal that was put together, they didn’t really look at the dollars. And I mean that sincerely. I mean, the market dictates what Caterpillar should have paid for our company. That’s the easy part. The market dictates that. There’s basically comps. It’s like buying a house, how much should I pay for the house? Because there’s comps in the marketplace that kind of tell you about what it should be. And we got a fair price for the company. But that wasn’t the discussion. The board concentrated on what’s this mean for our company? What’s it mean for our employees? What’s it mean for our suppliers? Will the customers agree to this? Will they like this move? They were very worried and very sure — they want to make sure that this was the right move for the company. And I can stand up here and tell you without any reservations whatsoever, this is absolutely the best move and the right move for our company. And I think you’ll see that two years from now, three years from now, you’ll look back on this day and you’ll you say, you know, that was pretty exciting and we’re happy and proud to do what we’re doing. I’m going to introduce you to a couple guys, because we’re limited on time. We have our Group President here, Steve Wunning, from Caterpillar. Steve’s responsibility will ultimately be for the Mining Division, which will be headquartered in Milwaukee. And then Chris Curfman, who has been running the Mining Group for Caterpillar over the last several years. And they’ll both have a little chat with you.

MR. WUNNING: Thanks, Tim. Well, I’m just absolutely delighted to be with you guys today. And we just had the chance to quickly walk through your factory. And I’m very, very impressed with what I see. You manufacture a lot of things that I’ve never seen before, to be honest with you. We don’t do a whole lot of underground mining. We do some in hard rock underground mining. But we don’t manufacture anything to speak of in the underground coal mining. As Tim said, this is joining two companies that are, really, American companies. And the reason we did this is because of the growth opportunities that this represents, is that we felt that we could grow faster together than we could individually and alone. And that’s why we did this deal. Maybe just to give you a little bit of background about Caterpillar and who we are. You know, we are a company that’s, you know — We thought we were an old company at 85 years old. And you put a new definition to what’s being around a long time, I think 130 years. So we are — both of us have got a long history to our two companies. But we manufacture, you know, a lot of machinery, from the very, very small skid-steer loaders to the very, very large off-highway trucks, 400-ton trucks. And, in fact, I thought we manufactured a lot of very big things. But Bucyrus puts a new definition in terms of what is big. Because our biggest product, in many cases, is where some of your products begin in terms of on the small side and going up. We also manufacture diesel engines, natural gas engines, gas turbines. And these engines range to very, very small engines to engines that are as wide as this area right here (indicating), huge, huge engines. And we are a big company. You know, we’ve got about 100,000 employees, a little over 100,000 employees. And the thing I think is important is that we are a — we’re a company that’s very much a family-type company. It is that — And it’s not unusual — I’ve been at Caterpillar for 37 years. And I’m not unusual. Within the executive office of Caterpillar, which consists of five group presidents and our CEO and chairman, I think the average is about 35

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years. So we typically come to work at Caterpillar when we get out of school and we stay until we’re ready to retire. I’ve given many, many 50-year pins to our employees. We’ve given several 55-year pins. And last year we gave a 60-year pin to one of our employees. Our people like it at Caterpillar. You know, we pay — Our compensation and benefits are very, very competitive. But, you know, that’s not the reason our employees stay. They stay because they like the culture, they like the atmosphere, they like the work. In many cases, it’s generation after generation after generation. You can talk to a lot of Caterpillar people and they say, “Yeah, my dad worked at Caterpillar,” or “My father’s father worked at Caterpillar.” And in many cases it’s third and fourth generation. So we are a big company, but we really do have a family-type atmosphere. And we don’t want to lose that. And I think that’s one of the things that attracted us to Bucyrus is your culture and our culture are very, very similar. You know, when you start looking at — when you start talking to each other, you know, and first start thinking about, well, look at these products and how does the Bucyrus products compliment the Caterpillar products and vice-versa, and then you start touring the factories and starting to see the capabilities of your plants, and you start saying, yeah, this might make sense, and this is starting to look like it might fit very well with each other. But, you know, at the end of the day, the — we recognize that, really, the reason to do this is not so much the products, although they’re very important, it’s not so much the factories, they’re also very important, but it gets down to the people, the team. We feel that at Caterpillar we’ve got a great team. And we begin to realize the capability, the expertise and the commitment of the Bucyrus team. And that’s what really won the day for us as saying, “Hey, by combining the Caterpillar team with the Bucyrus team, and our cultures seem to be so similar, that this would be an unbeatable combination.” And that’s really the most important thing. That’s what really won the — won the decision from the executive office and our board is the ability to combine the people. And that’s why we did it. You know, I guess on that front, you know, you say, “Well, is there going to be a lot of changes?” And I guess the thing — the way I look at that is that we’re going to learn a whole lot more from you than probably what you will learn from us. Particularly, you know, there’s a lot of things that we do in common. You’re doing a lot in terms of lean manufacturing. And we’ve done and lot in terms of lean manufacturing. And we will have a lot of ideas exchanged. But I think you’re going to — that we’re going to learn an awful lot more from you in terms of how to operate your business. And there might be some changes. But, you know, there may not be that much. And the changes you might see will probably be in the area of growth. We’ve got a — One of our strengths as a company is our dealer network, our distribution network. That’s been so successful for our business. And I think we can leverage our distribution network to grow the business that you do here. So the change you might see is more volume and more work. And that’s the change that we’re excited about. But, at any rate, you know, I just wanted to say hello. I am looking forward to getting to know you. And, you know, let me just tell you one thing here is that we’ve signed the agreements, but we haven’t closed the transaction. And there’s — and there’s going to be about six to nine months before we’re able to close the transaction. And the reason that is all — You know, everything’s been agreed between Caterpillar and Bucyrus. There’s no issues there. But all we have to do is we have to go through and get governmental approval. And we don’t expect any issues there. But the fact of the matter is that we’re both global companies, and there’s probably 20 or 25 countries that we have to get governmental approval, and that just takes time. So we’re thinking that it’s probably going to be the middle of 2011 before we actually close the deal. And then we’re off to the races, right, Tim?

MR. SULLIVAN: Yes.

MR. WUNNING: Yeah. So I’m looking forward to it. I think it’s going to be very exciting. You know, the phones have been ringing off the hook. The e-mails have been coming in from our — from our mutual customers. And we have a lot of common customers. From our dealers, they’re terribly excited. They even want more product to sell. They’ve been asking us to do something like this for many, many years. And everything that we’re hearing is from our customers and our dealers and our employees. They’re all very excited about what we’re doing together. So this is going to be a lot of fun. I think it’s going to be — I’m looking forward to working with you. I’m going to turn it over to Chris Curfman, whose been the President of our Mining Division for several years now. And Chris can kind of give you more insight in terms of what he’s hearing about what we’re doing now.

MR. CURFMAN: Thank you, Steve. Thank you, Tim. My name is Chris Curfman, and I’ve been in the mining business about five years with Caterpillar. 50 percent of our business today is coal business. Granted, all surface. So we have a lot to learn on the underground coal business. But when you combine the global mining company with Tim’s company, we are going to be a formidable competitor, upwards of an eleven billion dollar company next year. The big thing that drives our business, and our group’s dedicated to mining

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customers only, above ground for surface and below ground for hard rock, we see a lot of things that are similarities between what you’re doing in underground vehicles, people carriers, movers, that we can also use in the underground hard rock. So we see a lot of opportunities for growth just in that area alone. We also really focus strictly on those customers. And our overlap with Tim’s customers is almost 90 percent. And so we think that there’s a lot of opportunity there. We’ve had — In the last three days my phone has been ringing off the hook with customers that are very happy with this opportunity to put our companies together and really become the largest leader in world in these areas. So they’re going to key in on product support, machine availability, whether it’s an underground continuous miner, or a 797 400-ton truck. All they really care about is owning and operating costs and up-time. And I think that’s where together we can really make the difference and provide even somewhat more of a consistent world-wide approach with some of these big customers you have, where we don’t really know who they are yet in terms of our ability to solve those situations. So we’re very excited about it. Our dealers are extremely excited about the opportunity to help support the products more with parts, service, all types of maintenance contracts, things that can enhance and help produce more products in these factories. So we’re really optimistic about going forward. And I really think that you’re going to see a demand coming from our dealers who have been after us for years to expand our product line, not only in underground coal, but in large shovels, drills, all the things that those customers want. When we look at a mine, whether it’s underground or in surface, we want to see all Caterpillar products and all Bucyrus products. So I can’t tell you how excited our dealers are, and our customers, the full endorsement we’ve had on this. And, again, it’s a long time coming. And we’re very proud to be associated with Tim and all the fine people at Bucyrus. So hang onto your hat. Our job is to crank it up a notch, and that’s what we’re going to do. Thank you, Tim.

MR. SULLIVAN: Thanks, Chris. Okay. We’ve got some time for questions that you may have specifically about the deal, yourselves, Houston, life in general, investment advice. We got to have at least one. We’ve had a lot of — a lot of questions from the people we’ve talked to in these last couple days.

AUDIENCE MEMBER: I guess the one question some of us have been asking is, CAT is notorious for using dealerships to distribute and service their product, and Bucyrus has not, you know, done that in the past. So how do you anticipate, you know, Bucyrus integrating into your business philosophy moving forward?

MR. WUNNING: Well, that’s a — That is a great question. It’s a question that we have been talking about a great deal. And we feel that there is a role for our dealers for many of the Bucyrus products. And we’re trying to figure out where can our dealers add value and leverage that and use that. And then we’ll — then we’ll use our dealers for those types of products. And then we’ll also be looking at some of the other products where maybe our dealers don’t add value. But one of our strengths at Caterpillar is our dealer network. The reason customers buy our equipment is not so much the initial price. But what our customers look for is the lowest owning and operating cost, and they look for up-time. And that’s why they make the purchase decision to buy Caterpillar. Our dealer is a big part of that. They got a dealer network, a product support network. They can work with the customers to quickly repair the equipment and keep the machines running. So we’re going to have to work with Bucyrus to figure out where we can use our dealers, where they add value, and then not use our dealers where it doesn’t. During this period between the signing and the closing, there’s not a lot that we can do in terms of execution, is that, really, we have to operate as two completely separate companies, because that’s what we are. But the thing that we can start doing is begin to plan and to start figuring out those types of things and how we can best leverage our strengths. So I think this will evolve over the next several months.

MR. SULLIVAN: And maybe I can give my opinion on that and the reason why we thought that the deal would make sense. Certainly, on the smaller equipment, the higher volume things, like continuous miners, a dealer in central Appalachia or, more importantly, a dealer in South Africa, where those products are sold, the higher volume, the smaller units, they can have a great impact on not only selling, but servicing and stocking the spare parts. The one thing that CAT has a tremendous reputation for is what they call re-man, which is basically bringing the equipment into a shop, re-manning it, reconstituting the machine, refurbish it, putting it back out. That’s — that’s the true value. And that’s why I see, you know, the CAT distribution being a tremendous asset primarily in the room and pillar products. On long walls, on drag lines, the bigger equipment, as we all know, those are very site specific type of situations. They’re not as — They’re high volume. They’re individual type sales. They tend to be highly customized. That is where, you know, a dealer may not be able to bring the type of expertise that they traditionally have today. So it’s going to be a mix and match the way I see the marketplace. But if I look at belt systems, highwall miners, room and pillar-type equipment, diesel

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underground, those are all — they fall right into the strength of a dealer network. Draglines, long walls, electric mining shovels, maybe less so. Does that make sense?

AUDIENCE MEMBER: I have a question. Actually, two questions. I’ll try not to get feedback here. The first question is, we have three rebuild centers in the west, midwest and east. What impact do you think this acquisition will have on those?

MR. SULLIVAN: They’re going to be way too small.

AUDIENCE MEMBER: Okay.

MR. SULLIVAN: We’re working out the details on all that right now. Those will be — You know, we’ll figure out what to do with those. But, quite frankly, they are not going to be big enough to the type of market — market share that we expect to get with this combination of companies.

AUDIENCE MEMBER: Okay. Thank you. The second question is, if you were an investor, like one of us out here, what would you do right now with Bucyrus stock that you currently own and with CAT?

MR. SULLIVAN: Well, you’ve got an offer out there for $92 a share. And assuming that this deal closes, you’re guaranteed $92 a share. So I can’t tell you what to do. I can’t guarantee that this thing will close. But, quite frankly, we don’t enter into these types of agreements until — or unless we think it’s going to absolutely close. So I would say, you know, you got a guaranteed $92 a share. That will happen, as Steve said, in six to nine months.

AUDIENCE MEMBER: My question would be more probably toward the coal industry in general. We don’t have the best of friends in Washington when it comes to our industry. And I know that Bucyrus has been very strong in trying to convince them that that is. And Tim was very instrumental in the little deal that had to be done, that we swayed their opinion. But from my experience with even local politicians, the more strength that you have, the more influence you get. And I see the merger of these two companies, that should be able to help us. Is there a push from the Caterpillar side, that you guys are looking at this to try to convince our friends in Washington that they need to believe as much in coal and our industry as we do?

MR. WUNNING: That is a — That’s a great question and, actually, a great comment. Is that, yeah, by combining our two companies, that gives us even a stronger voice in Washington, D.C., a stronger voice at the state government level, a stronger voice internationally. In fact, our former chairman, he just retired from Caterpillar, has been very active in Washington, D.C. He’s had a seat at the table with the Obama Administration. They call it the — He’s got an advisory committee. And there’s two people from business on that advisory committee, Jim Owens, our former chairman, it’s called Prep, and Jeff Emalt (phonetic) of GE. So we are doing — we are doing a lot to give the government our point of view, which would be very similar to Bucyrus’ point of view. This only gives us more — more impact. The thing that we did look at an awful lot is, before we even started talking about a deal with Bucyrus, is we really studied the mining industry. And we — And, really, from — And we looked at — We used a lot of experts. We used our in-house knowledge. We talked to a lot of our customers. We talked to our competitors. We looked at energy in general. And we looked at China specific. And all the experts, the consensus view of all the experts, despite all of the things that are happening with greenhouse gas, which is important, is that for at least between now and 2020, the demand for coal is going to continue to grow at about a four percent rate a year. Now, the interesting thing is the demand or the material move is going to grow faster. It’s going to be growing at about a five- to five-and-a-half percent rate a year because it’s harder to get to the coal seams, and the quality of the coal is not as good as it used to be. So the easy stuff has already been mined. What drives the equipment sales? Well, it’s the demand for coal. But it’s also, really, the amount of material moved. So the outlook for the next ten years, the consensus is very strong. And it’s going to continue to grow. And then we even look beyond 2020. So what’s the outlook behind that? And there’s actually three levels of — three views there. And there was one that was that greenhouse gas regulations would become world-wide, it was kind of the middle of the road that it would be adopted more in U.S. and Western Europe, and then there was another view that there would be no — there would be no — no regulations. We kind of took the middle of the road view, and with that there’s still continued growth in absolute terms for coal. It’s simply the energy of choice and it’s the most economical fuel. And so we’re very optimistic about the future of coal.

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MR. SULLIVAN: If you look at the combined companies, over 60 percent of our mining machinery will be dedicated to coal. I can guarantee you that CAT is going to be very much in the front line helping out the coal situation from a lobbying standpoint.

AUDIENCE MEMBER: Tim, how do you see the Bucyrus brand name going forward? Do you think we’ll continue that on? I mean, we guys were DBT, and we finally taught the Germans how to pronounce Bucyrus. So what will happen next? How do you see that?

MR. SULLIVAN: Well, and this was something that — that I applaud Doug Oberhelman for. And this is what — Simple things like this absolutely sway boards of directors. And sometimes I don’t think they fully — people fully realize the importance of brand, the importance of culture. What I think — We were kind of struggling a little bit to get this thing put together until Doug said, “Look, I’m happy to keep the Bucyrus brand.” And he said, “I’m also happy to make the headquarters remain in Milwaukee.” And those two things were very, very important to our board of directors. We have a 130-year-old brand, and, quite frankly, we didn’t want to be the guys walking out of the room and turning the lights out. And that was a big — that was a big offer by Doug. I think, certainly, a certain number of our products will maintain that brand. Some may not make sense to maintain the brand. You know, what I’m saying is, you know, things that — things that have a diesel engine on them, I’m not sure if those things, you know, will maintain the Bucyrus brand in the long term. But that will be their choice. I think they’ve been very forthright in offering that up to us and making sure that we can continue with a 130-year-old brand in mining. You know, it means something to some of our customers. And you’re right, we just did get our German colleagues to learn how to pronounce Bucyrus correctly.

MR. CURFMAN: Tim, may I just add one point on that as well? I think it’s really, what Tim said, is we have a lot to learn from you, and customers, about what they expect. But Caterpillar buys companies, and we typically don’t sell them. So this is a long-term play for us. So we’re going to do right by what’s long-term. And we’re not going to rush into anything. Because we don’t buy and sell companies. We buy companies. We put them into our culture, much like the Bucyrus culture. And this is a long-term play. We’re a family company. It’s going to be a long-term play. We’re going to do what’s right. And we’re going to take our time making sure that we listen to you and we listen to our customers, because that’s what motivates the mining industries. So we’re really all over that one. And we still need to come to grips with what is the best way. Now, CAT only has three letters, so that’s pretty easy, so. But we want to keep it simple, but we want to do the right thing.

MR. SULLIVAN: That’s actually a great point, because in Dennison yesterday morning, like I said, when I walked in, they said, you know, “I hope you’re not coming back in December.” They’ve been bought and sold seven times now. And, you know, you talk about a resilient, tough group of individuals. And I know a lot of you in this room have seen a lot of different brands on this facility, those of you that have been around a long time. I could virtually guarantee, you know, that this is the end. And I did that yesterday in Dennison. I could have said it was the end with Bucyrus, but the world is very dynamic. We’re approaching to be a four billion dollar company joining with a company that literally is moving back to over 50 billion. I can almost guarantee you with the philosophy and what these gentlemen have said this morning, and what their company philosophy is, I virtually guarantee the people in Dennison, and to you, that this is it. We’re big enough, strong enough. And the only thing that’s going to happen is CAT may continue to add a few product lines as we move along. But we think that we can say that now. And Alan Walker, in Dennison, said, he said, “Okay, I’ll—I’ll keep my file book closed now.”

AUDIENCE MEMBER: This is probably more surface side than underground. But with the acquisition, what division of the organization is probably the most affected? And I guess the trucks division, since there’s a trucks crossover, because I’m just kind of curious how — what the expectation is going forward? I mean, we just acquired Terex. And now here you are buying us, which really means you’re buying Terex in a way, I guess. How do you address that?

MR. WUNNING: That’s a — That is the one area that there is some product overlap is — and everywhere else is very complimentary between what CAT does and what Bucyrus does. Where we have product, Bucyrus doesn’t; and where you have product, we don’t, except for the trucks. We make a mechanical-drive truck. Bucyrus/Terex makes an electric-drive truck. And there’s different appli — you know, some applications of electric-drive is probably the preferred choice. In other applications it’s mechanical. But we need to sit down, as part of our planning process, to figure out how we best merge those two product lines together. So that’s an

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area that, you know, we need to do some more planning in terms of how we best go to market with. So stay tuned on that as we begin to figure that out.

AUDIENCE MEMBER: Okay. And I have another question. Something that’s very new here, I’m new at Bucyrus, we just started a training campaign with regards to product training, for instance. Looking, obviously, to probably — I would imagine we were going to leverage off of what Caterpillar has and vice versa. Moving forward, do you have any comments that you can make with regards to how we would, you know, bring a, you know — We just purchased a facility is Milwaukee for training, okay? How do we utilize that and, you know, how do we leverage that?

MR. WUNNING: Well, we’re going to use the Milwaukee training center headquarters. That’s where our mining headquarters is going to be. I’ve been by the facility. It’s a great facility. We want to use that a great deal for training, customer training, employee training. So we’re going to use that a great deal. Training, in general, that’s very important. Because, you know, for us to be the best in the industry, we have to be able to design, manufacture, sell and support machinery better than our competitors. And the way you do that is to have a — the best work force and a highly trained work force. So this will get back to, you know, we believe in a lot of subject matter experts, whether it’s in welding or operations or logistics or in marketing, is that we do an awful lot of employee training in that area. And so I don’t think that there’s going to be less training; that there will be probably even more training, because that’s what gives us that competitive advantage.

MR. SULLIVAN: We’re, unfortunately, going to have to cut off the questions. We’re on, unfortunately, an ultra tight schedule today. Having said that, we can’t — because of the period of time now between announcement and closing, the CAT guys are restricted, really, from having contact with you. However, I’ve been through this process a couple of times, and I know that they’re anxious to learn more about our company. If you have any questions, I would ask you to direct them to me, send me an e-mail, call me, or whatever. If you have any specific question that you would like answered, and if I can answer it, I will. If not, I’ll get the answer back from CAT that way. Okay? Because we don’t want to cut off the communications. We’ve got rules and regulations we have to follow legally. But I want to make sure that if you have a question that really is important to you, feel free to contact me and we will get you that answer. Okay? Thanks for everything you do in Houston. I tell you, it’s — this is exciting stuff for the company. And you should take this as a huge positive, and I think a real positive for your careers here at Bucyrus. Okay? Thank you.

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BUCYRUS 1100 Milwaukee Avenue · P.O. Box 500 South Milwaukee, Wisconsin 53172-0500, USA (+1) 414.768.4000

Additional Information Relating to Bucyrus and Where to Find It

This communication may be deemed to be solicitation material in respect of the proposed acquisition of Bucyrus by Caterpillar. In connection with the proposed merger, Bucyrus intends to file relevant materials with the Securities and Exchange Commission (the “SEC”), including a proxy statement on Schedule 14A, which will be mailed to stockholders of Bucyrus.

Bucyrus stockholders are urged to read all relevant documents filed with the SEC, including the proxy statement, because they will contain important information about the proposed transaction.

Investors and security holders will be able to obtain free copies of the proxy statement (when available), as well as other filed documents, without charge, at the SEC’s website (http://www.sec.gov). Free copies of Bucyrus’s filings may be obtained by directing a request to Bucyrus’s Investor Relations by telephone to (414)768-4000, in writing to Bucyrus, Attention: Investor Relations, 1100 Milwaukee Avenue, South Milwaukee, WI 53172, by email to amalingowski@bucyrus.com or at Bucyrus’s website (http://www.bucyrus.com).

Bucyrus and its directors and executive officers may be deemed, under SEC rules, to be participants in the solicitation of proxies from the stockholders of Bucyrus with respect to the proposed transaction. More detailed information regarding the identity of the potential participants, and their direct or indirect interests, by securities holdings or otherwise, will be set forth in the proxy statement and other materials to be filed with the SEC in connection with the proposed transaction. Information regarding Bucyrus’s directors and executive officers is also available in Bucyrus’s definitive proxy statement for its 2010 Annual Meeting of Stockholders filed with the SEC on March 12, 2010. These documents are available free of charge at the SEC’s web site at http://www.sec.gov and from Investor Relations at Bucyrus.

Caution Concerning Forward-Looking Statements Relating to Bucyrus

Statements in this communication that relate to Bucyrus’s future plans, objectives, expectations, performance, events and the like may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Future events, risks and uncertainties, individually or in the aggregate, could cause our actual results to differ materially from those expressed or implied in these forward-looking statements. These forward-looking statements may be identified by the use of predictive, future tense or forward-looking terminology, such as “believes,” “anticipates,” “expects,” “estimates,” “intends,” “may,” “will” or similar terms. The material factors and assumptions that could cause actual results to differ materially from current expectations include, without limitation, the following: (1) the inability to close the merger in a timely manner; (2) the inability to complete the merger due to the failure to obtain stockholder approval and adoption of the merger agreement and approval of the merger or the failure to satisfy other conditions to completion of the merger, including required regulatory approvals; (3) the failure of the transaction to close for any other reason; (4) the effect of the announcement of the transaction on Bucyrus’s business relationships, operating results and business generally; (5) the possibility that the anticipated synergies and cost savings of the merger will not be realized, or will not be realized within the expected time period; (6) the possibility that the merger may be more expensive to complete than anticipated, including as a result of unexpected factors or events; (7) diversion of management’s attention from ongoing business concerns; (8) general competitive, economic, political and market conditions and fluctuations; (9) actions taken or conditions imposed by the governmental or regulatory authorities; (10) adverse outcomes of pending or threatened litigation or government investigations; (11) the impact of competition in the industries and in the specific markets in which Bucyrus operates; and (12) other factors that may affect future results of the combined company described in the section entitled “Risk Factors” in the proxy statement to be mailed to Bucyrus’s stockholders Bucyrus’s filings with the SEC that are available on the SEC’s web site located at http://www.sec.gov, including the section entitled “Risk Factors” in Bucyrus’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009. Readers are strongly urged to read the full cautionary statements contained in those materials. All forward-looking statements attributable to Bucyrus are expressly qualified in their entirety by the foregoing cautionary statements. We assume no obligation to update any forward-looking statements to reflect events that occur or circumstances that exist after the date on which they were made.